Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

KBW, Inc. Announces 2012 Second Quarter and First Half Results
and Declares Quarterly Cash Dividend

New York, NY – August 2, 2012 – KBW, Inc. (NYSE: KBW), a full-service investment bank that specializes in the financial services sector, today announced revenues of $55.4 million and a non-GAAP operating net loss of $4.7 million, or $0.16 per diluted share, for the quarter ended June 30, 2012.  This compares with total revenues of $64.0 million and a net loss of $4.2 million, or $0.14 per diluted share, for the quarter ended June 30, 2011 and total revenues of $69.2 million and non-GAAP operating net income of $2.0 million, or $0.06 per diluted share, for the first quarter of 2012.  See “Non-GAAP Financial Measures” below for a reconciliation of our non-GAAP operating results to our GAAP results.  The GAAP net loss for the second quarter of 2012 was $5.4 million, or $0.19 per diluted share.  GAAP net income for the first quarter of 2012 was $0.5 million, or $0.01 per diluted share.

Tom Michaud, Chief Executive Officer and President said, “While the timing of the recovery in our sector continues to be uncertain, this is the second consecutive quarter positively impacted by M&A and advisory transactions revenue.  Unfortunately, current market conditions negatively impacted our other businesses.  We continue to examine and implement steps on the expense side of our business to adjust to this continuing environment.  Some of the benefits of these steps were evident in the second quarter as our annual run rate of non-compensation expenses continued to decline, the firm’s headcount was reduced while maintaining talent in the areas that offer the best growth opportunities.  We remain very well capitalized with no long term debt and a large portion of our assets in cash and liquid securities.”

Key points for the quarter include:

•
Investment banking revenue increased $10.1 million, or 66.2%, to $25.3 million compared with $15.2 million for the second quarter of 2011, primarily due to higher M&A and advisory revenue.  Investment banking revenue decreased $1.8 million, or 6.5%, compared with $27.0 million for the first quarter of 2012, primarily due to lower M&A and advisory revenue partially offset by higher capital markets revenue.

•
Commissions revenue was $24.6 million compared with $32.2 million for the second quarter of 2011, a decrease of $7.5 million, or 23.4%, reflecting lower trading volumes for financial services companies’ stocks in 2012 compared to 2011. Commissions revenue decreased $4.6 million, or 15.7%, compared with $29.2 million for the first quarter of 2012, primarily due to lower traded volume.

•
Principal transactions revenue was $3.5 million compared with $12.0 million for the second quarter of 2011, a decrease of $8.5 million, or 70.9%, primarily due to lower fixed income revenue.  Principal transactions revenue decreased $7.0 million, or 66.9%, compared with $10.5 million for the first quarter of 2012.

•
Non-GAAP operating total expenses (excludes restructuring charges) decreased $8.0 million, or 11.2%, to $62.9 million compared with $70.9 million for the second quarter of 2011, primarily due to a decrease in non-compensation expenses excluding restructuring charges of 30.3%.  Non-GAAP operating total expenses decreased $3.4 million, or 5.1%, compared with non-GAAP operating total expenses of $66.3 million for the first quarter of 2012 with non-compensation expenses excluding restructuring charges decreasing 4.5%.

•	As of June 30, 2012, preliminary stockholders’ equity, which was all tangible, amounted to $380.4 million and preliminary book value per share was $12.61.

Total revenues for the first half of 2012 were $124.7 million with a non-GAAP operating net loss of $2.8 million, or $0.11 per diluted share.  This compares with total revenues of $159.2 million and net income of $0.4 million, for the first half of 2011.  The GAAP net loss for the first half of 2012 was $5.0 million, or $0.18 per diluted share.

Key points for the first half include:

•
Investment banking revenue remained relatively unchanged at $52.3 million compared with $52.9 million for the first half of 2011 as lower capital markets revenue was offset by higher M&A and advisory revenue.

•	Commissions revenue was $53.9 million compared with $66.6 for the first half of 2011, a decrease of $12.8 million, or 19.1%, on lower traded volume.

•	Principal transactions revenue was $14.0 million compared with $29.3 million for the first half of 2011, a decrease of $15.3 million, or 52.3%, primarily due to lower fixed income revenue.

•
Non-GAAP operating total expenses (excludes restructuring charges) decreased $29.1 million, or 18.4%, for the first half of 2012 compared with the same period in 2011, primarily due to a decrease in non-compensation expenses excluding restructuring charges of 27.2%.  Compensation and benefits expense as a percentage of revenue was 67.0%.

Restructuring and Additional Information

Commencing in the third quarter of 2011, the Company undertook significant steps to reduce our workforce and certain other costs to better align our resources to the current business environment.  The continuing difficulties in global markets, particularly those affecting financial services companies led us to make further headcount reductions in the second quarter of 2012.   The workforce reductions resulted in additional restructuring charges of $1.2 million for the three months ended June 30, 2012 and $3.4 million for the six months ended June 30, 2012 (see “Non-GAAP Financial Measures” below).

The following table sets forth certain statistical and financial information reflecting our efforts at reducing operating expenses and our strong equity capital position.

	(Dollars in thousands)

	As of and for the Three Months Ended
	June 30, 2012		March 31, 2012		June 30, 2011
Number of employees	458		499		596
Common stockholders' equity	$380,381		$380,849		$434,053
Non-compensation expenses	$22,306	*	$23,366	*	$32,019

*	excludes restructuring charges

Capital Management

The Company also announced today that its board of directors, in light of the Company’s continuing strong capital position, has declared a cash dividend with respect to the second quarter in an amount equal to $0.05 per share of its outstanding common stock.  The dividend is payable on September 14, 2012 to shareholders of record on September 4, 2012.  During the quarter, the Company did not purchase any shares under the stock repurchase program and has $48.7 million available for future purchases.

KBW expects to file its quarterly report on Form 10-Q with the U.S. Securities and Exchange Commission on or about August 9, 2012.

Conference Call Access and Availability on Company Website

A conference call with management to discuss financial results for the quarter and six months ended June 30, 2012 will be held today at 9:00 a.m. eastern time, and can be accessed at (800) 215-2410 (within U.S. and Canada)/(617) 597-5410 (International) (Code: 58459120). A replay of the call will be available approximately two hours post-call at (888) 286-8010 (within U.S. and Canada)/(617) 801-6888  (International) (Code: 46312458).  A live audio webcast and delayed replay will also be available for seven days by going to our website, http://www.kbw.com, then clicking “Investor Relations” and then “Event Calendar & Presentations”.  As promptly as practical after the call, a full written transcript of the call will also be made available on our website and may be accessed by clicking “Investor Relations” and then “Event Calendar & Presentations”.

About KBW

KBW, Inc. operates in the U.S., Europe and Asia through its broker dealer subsidiaries, Keefe, Bruyette & Woods, Inc., Keefe, Bruyette & Woods Limited and Keefe, Bruyette & Woods Asia Limited. Celebrating its 50th anniversary, KBW has established itself as a leading independent authority in the banking, insurance, brokerage, asset management, mortgage banking, real estate and specialty finance sectors. Founded in 1962, the firm maintains industry-leading positions in the areas of research, corporate finance, mergers and acquisitions as well as sales and trading in equities and debt securities of financial services companies.

Statements in this press release that are not statements of historical or current fact constitute forward-looking statements.  In some cases, you can identify these statements by words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, or “continue”, the negative of these terms and other comparable terminology.  Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business.  These statements are only predictions based on our current expectations and projections about future events, and there are or may be important factors that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.  These factors include, but are not limited to, those discussed under the caption “Risk Factors” in our most recently filed annual report on Form 10-K, which is available at the Securities and Exchange Commission website at www.sec.gov.  Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

KBW, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Dollars in thousands, except per share information)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2012	2012	2011	2012	2011
Revenues:
Investment banking	$25,275	$27,029	$15,204	$52,304	$52,852
Commissions	24,645	29,219	32,190	53,864	66,619
Principal transactions, net	3,480	10,506	11,952	13,986	29,292
Interest and dividend income	1,721	1,785	3,151	3,506	6,355
Other	307	702	1,535	1,009	4,097

Total revenues	55,428	69,241	64,032	124,669	159,215

Expenses:
Compensation and benefits	40,639	42,929	38,895	83,568	95,529
Occupancy and equipment	4,806	4,700	5,629	9,506	11,288
Communications and data processing	7,318	7,736	9,088	15,054	17,783
Brokerage and clearance	2,390	3,362	4,580	5,752	9,496
Business development	3,309	3,191	4,637	6,500	9,261
Professional services	2,184	1,842	4,636	4,026	8,338
Interest	197	192	356	389	665
Restructuring charges	1,200	2,244	-	3,444	-
Other	2,102	2,343	3,093	4,445	5,945
Total expenses	64,145	68,539	70,914	132,684	158,305
(Loss) / income before income taxes	(8,717)	702	(6,882)	(8,015)	910
Income tax (benefit) / expense	(3,294)	236	(2,634)	(3,058)	517
Net (loss) / income	$(5,423)	$466	$(4,248)	$(4,957)	$393

	`	`
Earnings per share:
Basic	$(0.19)	$0.01	$(0.14)	$(0.18)	$0.00
Diluted	$(0.19)	$0.01	$(0.14)	$(0.18)	$0.00

Dividends declared per share	$0.05	$0.05	$0.05	$0.10	$0.10

Weighted average number of common
shares outstanding:
Basic	30,389,057	30,211,667	32,579,146	30,300,362	32,849,263
Diluted	30,389,057	30,211,667	32,579,146	30,300,362	32,849,263

Non-GAAP Financial Measures

We have reported in this press release our total expenses, net (loss) / income and diluted earnings per share on a non-GAAP basis (“Non-GAAP Financial Measures”).  The Non-GAAP Financial Measures for the three and six months ended June 30, 2012 and three months ended March 31, 2012 excluded restructuring charges related to the workforce reduction program.

Our management utilized non-GAAP calculations in understanding and analyzing our financial results.  Specifically, our management believes that these Non-GAAP Financial Measures provided useful information by excluding the restructuring charges related to the workforce reductions in the first and second quarters of 2012 and which may not be indicative of our core operating results and business outlook.  Our management believes that these Non-GAAP Financial Measures will allow for a better evaluation of the operating performance of our business and facilitate meaningful comparison of our results in the current period to those in prior periods and future periods.  Such periods did not and likely will not include the impact of significant restructuring charges. Our reference to these Non-GAAP Financial Measures should not be considered as a substitute for results that are presented in a manner consistent with GAAP.  These Non-GAAP Financial Measures are provided to enhance investors’ overall understanding of our current financial performance.

A limitation of utilizing these Non-GAAP Financial Measures is that the GAAP accounting effects of these events do in fact reflect the underlying financial results of our business and these effects should not be ignored in evaluating and analyzing our financial results.  Therefore, management believes that our GAAP measures of total expenses, net (loss) / income and diluted earnings per share and the same respective Non-GAAP Financial Measures of our financial performance should be considered together.

The following provides details with respect to reconciling total expenses, net (loss) / income and diluted earnings per share on a GAAP basis for the three months ended June 30, 2012 and March 31, 2012 to the aforementioned captions on a non-GAAP basis.

	Three Months Ended		Three Months Ended		Three Months Ended
	June 30, 2012		March 31, 2012		June 30, 2011
	(dollars in thousands, except per share information)
	(unaudited)
Total expenses:
Total expenses - GAAP basis	$64,145		$68,539			$70,914
Adjustment to exclude restructuring charges	(1,200)	(a)	(2,244)	(a)		-
Non-GAAP operating total expenses	$62,945	(b)	$66,295	(b)	$	N/A

Net (loss) / income:
Net (loss) / income - GAAP basis	$(5,423)		$466			$(4,248)
Adjustment to exclude restructuring charges,
net of tax benefit	748	(a)	1,488	(a)		-
Non-GAAP operating net (loss) / income	$(4,675)	(b)	$1,954	(b)	$	N/A

Diluted earnings per share:
Diluted earnings per share - GAAP basis	$(0.19)		$0.01			$(0.14)
Adjustment to exclude restructuring charges,
net of tax benefit	0.03	(a)	0.05	(a)		-
Non-GAAP operating diluted earnings per share	$(0.16)	(b)	$0.06	(b)	$	N/A

	Six Months Ended			Six Months Ended
	June 30, 2012			June 30, 2011
	(dollars in thousands, except per share information
	(unaudited)
Total expenses:
Total expenses - GAAP basis	$132,684			$158,305
Adjustment to exclude restructuring charges	(3,444)	(a)		-
Non-GAAP operating total expenses	$129,240	(b)	$	N/A

Net (loss) / income:
Net (loss) / income - GAAP basis	$(4,957)			$393
Adjustment to exclude restructuring charges,
net of tax benefit	2,131	(a)		-
Non-GAAP operating net loss	$(2,826)	(b)	$	N/A

Diluted earnings per share:
Diluted earnings per share - GAAP basis	$(0.18)			$0.00
Adjustment to exclude restructuring charges,
net of tax benefit	0.07	(a)		-
Non-GAAP operating diluted earnings per share	$(0.11)	(b)	$	N/A

(a)	The adjustment represents the exclusion of restructuring charges, which includes compensation expense related to the workforce reduction program.
(b)	A non-GAAP financial measure that management believes provides the most meaningful comparison between historical, present and future periods.

Further information regarding these Non-GAAP Financial Measures is included in our annual report on Form 10-K, which, upon filing, is available to the public at the Securities and Exchange Commission’s (SEC) website at http://www.sec.gov and at our website at http://www.kbw.com. You may also read and copy this report at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, U.S.A. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

Contacts

Investors:
KBW Investor Relations
Alan Oshiki, 866-529-2339
or
Media:
Intermarket Communications
Mike Gelormino, 212-909-4780

Source: KBW, Inc.